Exhibit 10.3

GLOBAL RESTRICTED STOCK UNIT AGREEMENT

UNDER THE CITRIX SYSTEMS, INC.

AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

Name of Awardee: [Name]

Award Date: [Date]

Number of Restricted Stock Units at 100% Attainment: [Number of shares]

Pursuant to the Citrix Systems, Inc. Amended and Restated 2005 Equity Incentive Plan (the “Plan”), Citrix Systems, Inc. (the “Company”) hereby grants an Award (as defined in the Plan) of Restricted Stock Units (as defined in the Plan) to the awardee named above (the “Awardee”). Upon acceptance of this Agreement, including any appendix for Awardee’s country (the “Appendix” and together with this Agreement, the “Award Agreement”), Awardee shall receive the number of Restricted Stock Units specified above, subject to the restrictions and conditions set forth in this Award Agreement and in the Plan.

1. Vesting. No portion of this Award may be settled until such portion shall have vested. Except as otherwise provided herein, the Restricted Stock Units vest in three annual installments, with 33.4% vesting on the first anniversary of the Award Date and 33.3% vesting on each of the second and third anniversaries of the Award Date, provided in each case that the Awardee is then, and since the Award Date has continuously been, employed by the Company or its Affiliates.

2. Performance Criteria and Attainment Levels.

The attainment level under this Restricted Stock Unit Award will be determined during the first quarter of 20[__] and will be contingent upon the Company successfully achieving the 20[    ] [insert description] performance goal as established by the Committee. There is a minimum threshold set at 90% of attainment. No Restricted Stock Units will be issuable under this Award below the 90% attainment level. For performance at and above 90%, the number of Restricted Stock Units issued will be based on a graduated slope capped at 110% attainment as per Schedule 1.

3. Issuance of Stock.

(a) Subject to determination of attainment levels by the Committee, each vested Restricted Stock Unit entitles Awardee to receive one share of the Company’s common stock, par value $.001 per share (the “Stock”), upon issuance on each vesting date for such Restricted Stock Unit (the “Vesting Date”).

(b) As soon as practicable after the Vesting Date, the Awardee’s name shall be entered as the stockholder of record on the books and records of the Company with respect to the shares of Stock underlying the Restricted Stock Units issued in accordance with Section 3(a) and upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on Awardee.

(c) Until such time as shares of Stock have been issued to Awardee pursuant to Section 3(b) above, Awardee shall not have any rights as a holder of the shares of Stock underlying this Award including but not limited to voting rights.

(d) If on any date the Company shall pay any dividend on shares of Stock of the Company, the number of Restricted Stock Units credited to Awardee shall, as of such date, be increased by an amount determined by the following formula:

W = (X multiplied by Y) divided by Z, where:

W = the number of additional Restricted Stock Units to be credited to Awardee on such dividend payment date;

X = the aggregate number of Restricted Stock Units (whether vested or unvested) credited to Awardee as of the record date of the dividend;

Y = the cash dividend per share amount; and

Z = the Fair Market Value per share of Stock (as determined under the Plan) on the dividend payment date.

In the case of a dividend paid on Stock in the form of Stock, including without limitation a distribution of Stock by reason of a stock dividend, stock split or otherwise, the number of Restricted Stock Units credited to Awardee shall be increased by a number equal to the product of (i) the aggregate number of Restricted Stock Units that have been awarded to Awardee through the related dividend record date, and (ii) the number of shares of Stock (including any fraction thereof) payable as dividend on one share of Stock. In the case of a dividend payable in property other than shares of Stock or cash, the per share of Stock value of such dividend shall be determined in good faith by the Board of Directors of the Company and shall be converted to additional Restricted Stock Units based on the formula above. Any additional Restricted Stock Units shall be subject to the vesting and restrictions of this Award Agreement in the same manner and for so long as the Restricted Stock Units granted pursuant to this Award Agreement to which they relate remain subject to such vesting and restrictions, and shall be promptly forfeited to the Company if and when such Restricted Stock Units are so forfeited.

4. Termination of Employment. If Awardee’s employment by the Company or any of its Affiliates (as defined in the Plan) is voluntarily or involuntarily terminated for any reason (including death or disability), Awardee’s right in any Restricted Stock Units that are not vested shall automatically terminate as of the date that Awardee is no longer actively employed by the Company and its Affiliates as determined by the Committee or any of its delegatees in its, his or her sole discretion (the “Termination Date”) and such Restricted Stock Units shall be canceled as provided within the terms of the Plan and shall be of no further force and effect. In the event of such termination, the Company, as soon as practicable following the Termination Date shall issue shares of Stock to Awardee (or Awardee’s designated beneficiary or estate executor, as applicable, in the event of Awardee’s death) with respect to any Restricted Stock Units which, as of the Termination Date, have vested but for which shares of Stock had not yet been issued to Awardee.

5. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan. Capitalized terms in this Award Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6. Transferability. This Award Agreement and the Aware are personal to Awardee, non-assignable and not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. If Awardee is a U.S. employee (as determined by the Committee or any of its delegatees in its, his or her sole discretion), Awardee may be permitted to designate a beneficiary with respect to the shares of Stock to be issued upon vesting of the Award.

7. Tax Withholding. Regardless of any action the Company or, if different, Awardee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Awardee’s participation in the Plan and legally applicable to Awardee (“Tax-Related Items”), Awardee acknowledges that the ultimate liability for all Tax-Related Items is and remains his or her responsibility and that such liability may exceed the amount actually withheld by the Company or the Employer. Awardee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of Stock upon settlement of the Restricted Stock Units, the subsequent sale of Stock and the receipt of any dividends and/or any dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Awardee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Awardee has become subject to tax in more than one jurisdiction between the Award Date and the date of any relevant taxable or tax withholding event, as applicable, Awardee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Awardee’s Tax-Related Items subject to a withholding obligation by the Company and/or the Employer shall be satisfied through a net issuance of shares. The Company shall withhold from shares of Stock to be issued to Awardee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the Tax-Related Items due. Alternatively, or in addition, the Company or the Employer may decide in their sole and absolute discretion to satisfy Awardee’s obligation for Tax-Related Items by one or a combination of the following: (i) withholding from proceeds of the sale of shares of Stock acquired upon vesting/settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Awardee’s behalf pursuant to this authorization); or (ii) in any other way set forth in Section 10.7. of the Plan.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding Stock, for tax purposes, Awardee is deemed to have been issued the full number of shares of Stock subject to the vested Restricted Stock Units, notwithstanding that a number of shares is held back solely for purposes of paying the Tax-Related Items due as a result of any aspect of Awardee’s participation in the Plan.

Finally, Awardee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Awardee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Stock or the proceeds of the sale of Stock, if Awardee fails to comply with Awardee’s obligations in connection with the Tax-Related Items.

8. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Awardee’s participation in the Plan, or Awardee’s acquisition or sale of the underlying Stock. Awardee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

9. Data Privacy. By entering into this Award Agreement, Awardee explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of Awardee’s personal data as described in this Award Agreement and any other grant materials by an and among, as applicable, the Employer, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing Awardee’s participation in the Plan.

Awardee understands that the Employer, the Company and its Affiliates may hold certain personal information about Awardee, including, but not limited to, Awardee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, or any shares held in the Company, and details of all Awards or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in Awardee’s favor, for the exclusive purpose of managing and administering the Plan (“Data”).

Awardee further understands that the Employer, the Company and/or its Affiliates will transfer Data among themselves as necessary for the purposes of implementation, administration and management of Awardee’s participation in the Plan, and that the Employer, the Company and/or its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan, including Fidelity Stock Plan Services, LLC or such other stock plan service provider as may be selected by the Company (“Data Recipients”).

Awardee understands that the Data Recipients may be located in Awardee’s country or elsewhere, including outside the European Economic Area, and that the Data Recipient’s country (e.g., the United States) may have different data privacy laws and protections. Awardee authorizes the Data Recipients to receive, possess, use, retain, and transfer Data, in electronic or other form, for the purposes of implementing, administering, and managing Awardee’s participation in the Plan. Awardee understands that Data will be held only as long as is necessary to implement, administer and manage Awardee’s participation in the Plan.

Awardee understands that Awardee may, at any time, view Data, request additional information about the storage and processing of Data, or require any necessary amendments to Data to make the information contained therein factually accurate, in any case without cost, by contacting in writing Awardee’s local human resources representative.

10. Nature of Grant. In accepting the Restricted Stock Units, Awardee expressly acknowledges, understands and agrees to the following:

(a) the Plan is established voluntarily by the Company and it is discretionary in nature;

(b) the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units or other awards have been granted repeatedly in the past;

(c) all decisions with respect to future Restricted Stock Unit grants, if any, will be at the sole discretion of the Company;

(d) this Award Agreement does not confer upon Awardee any rights with respect to continuation of employment by the Employer and shall not interfere with the ability of the Employer to terminate Awardee’s employment or service relationship (if any) at any time;

(e) the Restricted Stock Unit grant and Awardee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Affiliate;

(f) the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty;

(g) Awardee is voluntarily participating in the Plan;

(h) for Awardees who reside outside the U.S., the following additional provisions shall apply:

i)	the Restricted Stock Units and any shares of Stock acquired under the Plan are not intended to replace any pension rights or compensation;

ii)	Restricted Stock Units and the underlying shares of Stock are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or to the Employer and are outside the scope of Awardee’s employment contract, if any;

iii)	no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of Awardee’s employment or service by the Company or the Employer (whether or not in breach of local labor laws) and in consideration of the grant of the Restricted Stock Units to which Awardee is otherwise not entitled, Awardee irrevocably agrees never to institute any claim against the Company or the Employer, waives his or her ability, if any, to bring any such claim and releases the Company and the Employer from any such claim, if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Awardee shall be deemed to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.

11. Miscellaneous.

(a) Notice hereunder shall be given to the Company at its principal place of business, and shall be given to Awardee at the last address on record at the Employer, or in either case at such other address as one party may subsequently furnish to the other party in writing or such other form as may be specified by the Company.

(b) The Committee may amend the terms of this Award Agreement, prospectively or retroactively, provided that the Award Agreement as amended is consistent with the terms of the Plan, but no such amendment shall impair Awardee’s rights under this Award Agreement without Awardee’s consent; provided, further, however that, irrespective of any actual or potential impairment of Awardee’s rights under this Award Agreement, the Committee in its sole and absolute discretion may prospectively or retroactively amend any performance goal related to this Award, including, without limitation, in connection with strategic transactions.

(c) This Award Agreement shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian or other legal representative of Awardee.

(d) This Award Agreement may be executed in one or more counterparts, all of which together shall constitute one instrument. This Award Agreement and the Plan together constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all proposals written, oral or electronic relating to the subject matter hereof.

12. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

13. Language. If Awardee has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

14. Governing Law and Venue. The Restricted Stock Units and this Award Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Florida and agree that such litigation shall be conducted in the courts of Broward County, Florida, or the federal courts for the United States for the Southern District of Florida, where this grant is made and/or to be performed.

15. Appendix. Notwithstanding any provisions in this Award Agreement, the Restricted Stock Units shall be subject to any special terms and conditions set forth in any Appendix to this Award Agreement for Awardee’s country. Moreover, if Awardee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Awardee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Award Agreement.

16. Imposition of Other Requirements. The Company reserves the right to impose other requirements on Awardee’s participation in the Plan, on the Restricted Stock Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Awardee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

17. Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

By electronically accepting the Award Agreement and participating in the Plan, Awardee agrees to be bound by the terms and conditions in the Plan and this Award Agreement, including the Appendix. Within six months of the Award Date, if Awardee has not electronically accepted this Award Agreement on Fidelity.com’s website, or the website of any other stock plan service provider appointed by the Company, then this award shall automatically be deemed accepted, and Awardee shall be bound by the terms and conditions in the Plan and this Award Agreement, including the Appendix.

Schedule 1

[Attainment slope schedule]

7